Exhibit 3.1

ELANCO ANIMAL HEALTH INCORPORATED
(an Indiana corporation)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

(As amended and restated May 30, 2024)

1.            The name of the Corporation shall be

ELANCO ANIMAL HEALTH INCORPORATED.

2.            The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the Indiana Business Corporation Law, as amended from time to time (the “IBCL”).

3.            The period during which the Corporation is to continue as a corporation is perpetual.

4.            The total number of shares which the Corporation shall have authority to issue is 6,000,000,000 shares, consisting of 5,000,000,000 shares of Common Stock and 1,000,000,000 shares of Preferred Stock. The Corporation’s shares do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, each of the Corporation’s shares shall be deemed to have no par value per share.

5.            The following provisions shall apply to the Corporation’s shares:

(a)            The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock). Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption or other acquisition or within thirty (30) days thereafter the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

(b)            Preferred Stock of any series that has been redeemed (whether through the operation of a retirement or sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with the provisions of Article 7 of these Amended and Restated Articles of Incorporation.

(c)            The Corporation may, by action of the Board of Directors, dispose of, issue, and sell shares of the Corporation in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Amended and Restated Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

6.            The following provisions shall apply to the Common Stock:

(a)            Except as otherwise provided by the IBCL and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, shares of Common Stock shall have unlimited voting rights and each outstanding share of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders’ meetings on all matters submitted to a vote of the shareholders of the Corporation.

(b)            Shares of Common Stock shall be equal in every respect, but such equality of rights shall not imply equality of treatment as to purchase or other acquisition of shares by the Corporation. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the Common Stock at the discretion of the Board of Directors.

(c)            In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of any outstanding series of Preferred Stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders, except as otherwise may be provided in an applicable certificate of designation for a series of Preferred Stock.

7.            The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by the adoption and filing in accordance with the IBCL, of an amendment or amendments to these Amended and Restated Articles of Incorporation, the terms of such Preferred Stock or series of Preferred Stock, including the following:

(a)            the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b)            whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be limited and may include the right, under specified circumstances, to elect directors in addition to those to be elected by the holders of Common Stock;

(c)            the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

(d)            whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

(e)            the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)            whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)            whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)            the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

(i)            the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class of stock; and

(j)            any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Except to the extent otherwise expressly provided in these Amended and Restated Articles of Incorporation or required by law, (i) no share of Preferred Stock shall have any voting rights other than those which shall be fixed by the Board of Directors pursuant to this Article 7 and (ii) no share of Common Stock shall have any voting rights with respect to any amendment to the terms of any series of Preferred Stock; provided, however, that in the case of this clause (ii) the terms of such series of Preferred Stock, as so amended, could have been established without any vote of any shares of Common Stock.

8.            The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject only to the limitations set forth in the IBCL. The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

9.            The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

(a)            The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 9(b) (the “Preferred Stock Directors”), shall not be less than five, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

(b)            The Board of Directors (exclusive of Preferred Stock Directors, if any) shall be divided into three classes as nearly equal in number as possible, until the conclusion of the 2027 annual meeting of shareholders (the “2027 Annual Meeting”), as described below. Class I directors have a term expiring at the 2025 annual meeting of shareholders (the “2025 Annual Meeting”); Class II directors have a term expiring at the 2026 annual meeting of shareholders; and Class III directors have a term expiring at the 2027 Annual Meeting. Each director elected by the shareholders prior to the 2025 Annual Meeting shall continue to serve as a director for the term for which such director was elected. Each director elected at or after the 2025 Annual Meeting shall be elected for a term expiring at the next annual meeting of shareholders. After the conclusion of the 2027 Annual Meeting, the Board of Directors shall cease to be classified. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office, their death, their resignation in accordance with Section 2.7 of the bylaws of the Corporation (as amended, restated or otherwise modified from time to time, the “Bylaws”), their removal in accordance with Article 9(c) below and Section 2.8 of the Bylaws, or if there has been a reduction in the number of directors, until the end of their respective terms. Until the conclusion of the 2027 Annual Meeting, when the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the Bylaws so provide.

(c)            Any director or directors (exclusive of Preferred Stock Directors, if any) may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of all the outstanding shares of Voting Stock (as defined below), voting together as a single class.

(d)            Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended and Restated Articles of Incorporation, the affirmative vote of at least a majority of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.

(e)            For purposes of these Amended and Restated Articles of Incorporation, the term “Voting Stock” shall mean all shares of any class of capital stock of the Corporation which are entitled to vote generally in the election of directors.

10.            The Corporation shall, to the fullest extent permitted by applicable law now or hereafter in effect, indemnify any person who is or was a director, officer or employee of the Corporation (an “Eligible Person”) and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such Eligible Person is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines or penalties (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Eligible Person in connection with such Proceeding; provided, however, that the foregoing shall not apply to a Proceeding commenced by an Eligible Person except to the extent provided otherwise in the Bylaws or an agreement with an Eligible Person. The Corporation may establish provisions supplemental to or in furtherance of the provisions of this Article 10, including, but not limited to, provisions concerning the determination of any Eligible Person to indemnification, mandatory or permissive advancement of expenses to an Eligible Person incurred in connection with a Proceeding, the effect of any change in control of the Corporation on indemnification and advancement of expenses and the funding or other payment of amounts necessary to effect indemnification and advancement of expenses, in the Bylaws or in agreements with any Eligible Person.

11.            The provisions of IBCL §23-1-42 shall not apply to the acquisition of shares of the Corporation.

12.            Except as otherwise expressly provided in these Amended and Restated Articles of Incorporation, the Corporation reserves the right to amend, alter or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are subject to this reservation.

13.            Subject to the rights of the holders of preferred stock to elect any directors voting separately as a class or series, at each annual meeting of shareholders, each director to be elected at the meeting shall be elected by a vote of the majority of the votes cast with respect to such director by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided that if the number of nominees for director exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present, shall be elected. For purposes of this Article 13, a “majority of the votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election) and a “plurality of the votes cast” shall mean that the individuals with the highest number of votes are elected as directors up to the maximum number of directors to be elected.

14.            Except as otherwise expressly provided by the IBCL or these Amended and Restated Articles of Incorporation, as either may be amended from time to time, the Bylaws may be amended or repealed, or new Bylaws may be adopted, either (a) at any regular or special meeting of the Board of Directors, by the affirmative vote of at least a majority of the Board of Directors, or (b) at any annual or special meeting of shareholders for which the meeting notice designates that making, amending or repealing provisions of the Bylaws is to be considered, by the affirmative vote of at least a majority of all the outstanding shares of Voting Stock, voting together as a single class.

15.            Special meetings of shareholders may be called (a) at any time by the Board of Directors or the Chairman of the Board of Directors, or (b) by the Secretary of the Corporation upon the written request of shareholders (i) representing an aggregate net long position (as defined in the Bylaws) of at least twenty-five percent (25%) of the voting power of all the outstanding shares of the Corporation which are entitled to vote at such special meeting and (ii) that have complied in full with the requirements set forth in the Bylaws, as they may be amended from time to time.